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                                                                  Exhibit - 99.1


                                    FOR IMMEDIATE RELEASE
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Media Contact:  Leslie Aun           Investor Contact:  Seth Levine
                FirstWorld                              FirstWorld
                (303) 874-2848                          (303) 874-8010
                leslie.aun@firstworld.com               investor@firstworld.com
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                 FirstWorld EXPANDS INTO THE LONE STAR STATE,
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                PURCHASING HYPERCON, A LEADING HOUSTON-BASED ISP
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         Texas Internet Acquisition Next Step in FirstWorld's Expansion


     DENVER (June 2, 1999) - FirstWorld Communications Inc., a Denver-based Internet solutions and telecommunications company, announced that it has agreed to acquire Hypercon Inc. (www.hypercon.com) one of Houston's leading ISPs, for $2.5 million and 50,000 shares of common stock. The deal marks FirstWorld's entry into Texas, the largest and fastest-growing state in the continental U.S. with about 19 million residents. The Hypercon acquisition represents nearly 4,000 Internet customers, including over 1000 web hosting and collocation accounts and over 200 dedicated customers.

     Company officials say this latest acquisition is in keeping with FirstWorld's strategy of becoming a preeminent Internet solutions company, offering a full range of business solutions including high-speed access via DSL (digital subscriber line), web design and hosting, electronic commerce, and local and long distance telephony.

     "The move into Texas solidly positions FirstWorld to be a significant Internet solutions provider in one of the fastest-growing areas in the country," Sheldon S. Ohringer, FirstWorld's president and chief executive officer, said. "With the Hypercon presence in Houston, we will continue to deliver the complete end-to-end solution that businesses are demanding."

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     "We are excited about joining forces with FirstWorld and our ability to offer a broad array of Internet Solutions to businesses," said Sean Stoner, Hypercon's chief executive officer. "We look forward to leveraging our proven Internet expertise and are dedicated to helping establish FirstWorld as a leader in Texas."

About FirstWorld


     FirstWorld Communications, Inc. headquartered in Denver, CO, is an Internet solutions and telecommunications provider that delivers a complete range of Internet services, web integration and consulting and telephony solutions to small and medium sized businesses. For more information, visit the company's Web site at www.firstworld.com.
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THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING
OF THE SECURITIES LAWS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. ACTUAL RESULTS WILL DIFFER AND SUCH DIFFERENCES MAY BE MATERIAL.